Exhibit 3.3

CERTIFICATE OF FORMATION

OF

FOSTER WHEELER LLC

THIS Certificate of Formation of FOSTER WHEELER LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

1.  Name.  The name of the limited liability company formed hereby is FOSTER WHEELER LLC.

2.  Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.  Registered Agent.  The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 9th day of February, 2001.

/s/ Thomas R. O’Brien
Name:	Thomas R. O’Brien
Title:	Authorized Person